Exhibit 5.1

New York
Molekule Group, Inc. 10455 Riverside Drive Palm Beach Gardens, Florida 33410	601 Lexington Avenue, 31st Floor New York, NY 10022 T +1 (212) 277-4000 F +1 (646) 521-5726 E valerie.jacob@freshfields.com E michael.levitt@freshfields.com

freshfields.us

January 13, 2023

Ladies and Gentlemen:

We are acting as counsel to Molekule Group, Inc., a Delaware corporation (the Company), in connection with the Company’s Registration Statement on Form S-3 (as amended or supplemented from time to time, the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed by the Company with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act). The Registration Statement relates to the offer and sale from time to time by the selling stockholder listed in the Registration Statement under “Selling Stockholder” of up to [3,000,000] shares of the Company’s common stock, $0.01 par value per share (the Common Stock), consisting of (i) an aggregate of [1,500,000] shares of Common Stock (the Shares) and (ii) an aggregate of [1,500,000] shares of Common Stock which may be issued upon the exercise of a Warrant (as defined below) issued by the Company (the Warrant Shares and, together with the Shares, collectively, the Securities).

This opinion is confined to the General Corporation Law of the State of Delaware. Accordingly, we express no opinion herein with regard to any other laws. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

In rendering the opinion expressed below, we have examined the following documents and agreements:

(a)       the Warrant, dated as of June 29, 2022, issued by the Company (the Warrant); and

(b)       the Registration Statement.

In addition, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinion expressed below.

Freshfields Bruckhaus Deringer is an international legal practice operating through Freshfields Bruckhaus Deringer US LLP, Freshfields Bruckhaus Deringer LLP, Freshfields Bruckhaus Deringer (a partnership registered in Hong Kong), Freshfields Bruckhaus Deringer Law office, Freshfields Bruckhaus Deringer Foreign Law Office, Studio Legale associato a Freshfields Bruckhaus Deringer, Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB, Freshfields Bruckhaus Deringer Rechtsanwälte PartG mbB and other associated entities and undertakings. For further regulatory information please refer to www.freshfields.com/support/legal-notice.

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In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon oral or written statements and representations of public officials, officers and other representatives of the Company. We have also assumed that the Warrant has been duly authorized, executed and delivered by the Company. For purposes of the opinion set forth in paragraph 2 below, we have assumed that before the Warrant Shares are issued the Company has not issued shares of Common Stock or reduced the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that, at the time the Warrant Shares are to be issued, the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares.

Based upon and subject to the foregoing, and subject also to the qualifications set forth below, and having considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed below, we are of the opinion that:

1.	The Shares to be sold by the Selling Stockholder have been duly authorized and are validly issued, fully paid and nonassessable.

2.	The Warrant Shares have been duly authorized and, when the Warrant Shares have been issued upon the exercise of the Warrant in accordance with the terms of the Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions expressed in this letter are solely for your benefit and the benefit of persons entitled to rely thereon pursuant to applicable provisions of the Securities Act and the rules and regulations of the Commission promulgated thereunder and may not be relied upon in any manner or used for any purpose by any other person or entity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,